ASSET PURCHASE AGREEMENT


                          by and among


                     LZR ELECTRONICS, INC.
                            (Seller)

                  SHIMON ELIEZER AND RAMI LOYA
                    (Shareholders of Seller)

                              and

                       AULT INCORPORATED
                          (Purchaser)




                 Dated as of November 30, 1998
                       TABLE OF CONTENTS

                                                             Page
                           ARTICLE I
              PURCHASE AND SALE OF ACQUIRED ASSETS

1.1  Definitions                                                1

1.2  Purchase and Sale of the Acquired Assets.                  4

1.3  Assumption of Certain Liabilities.                         4

1.4  Purchase Price.                                            4

1.5  Payment of Purchase Price.                                 5

1.6  Post-Closing Purchase Price Adjustment.                    5

1.7  Payment of the Post-Closing Purchase Price Adjustment.     6

1.8  Ault Shares.                                               7

1.9  Escrow.                                                    8

1.10 Allocation of Purchase Price.                              8

     ARTICLE II
                          THE CLOSING

2.1  Closing Date.                                              9

2.2. Transactions To Be Effected at the Closing                 9

     ARTICLE III
                 REPRESENTATIONS AND WARRANTIES
               OF THE SELLER AND THE SHAREHOLDERS

3.1  Representations  and  Warranties  of  the  Seller  and   the
     Shareholders                                              11

3.2  Representations and Warranties of Purchaser               19


     ARTICLE IV            COVENANTS

4.1  Covenants of Seller Relating to Conduct of Business       20

4.2  Access to Information                                     21

4.3  Legal Conditions to Closing                               21

4.4  Employee Benefit Matters                                  21

4.5  Indemnification                                           23

4.6  Seller's Books and Records                                23

4.7  Confidential Information                                  23

4.8  Additional Agreements                                     24

                           ARTICLE V
                      CONDITIONS PRECEDENT

5.1  Conditions to Each Party's Obligation                     26

5.2  Conditions to Obligations of Purchaser                    26

5.3. Conditions to Seller's Obligations                        28

                           ARTICLE VI
                     TERMINATION AND WAIVER

6.1. Termination                                               30

6.2  Return of Documents                                       30

6.3  Extension; Waiver                                         30

                          ARTICLE VII
                       GENERAL PROVISIONS

7.1  Notices                                                   30

7.2. Interpretation                                            32

7.3. Counterparts                                              32

7.4. Entire Agreement; No Third-Party Beneficiaries            32

7.5. Governing Law                                             32

7.6. Remedies Cumulative                                       32

7.7. Arbitration                                               32

7.8. Confidentiality of Negotiations                           33

7.9.                                                   Assignment     33

7.10 Expenses                                                  33

Schedule  Description

1.1(i)         Fixed Assets Listing
1.1(s)         Seller Statement
1.10            Allocation  of Purchase Price (to be added  after
          Post Closing Purchase Price Adjustment)
3.1(c)         List of Financial Statements Delivered
3.1(e)         Customer Status
3.1(h)         Contracts
3.1(j)         Inventory
3.1(k)         Lawsuits/Disputes
3.1(l)         Intellectual Property
3.1(n)         Benefit Plans
4.8(a)         Seller's Product Warranty
4.8(f)         List of Employees Hired by Ault

Exhibits  Description

A              Escrow Agreement
B              Noncompetition Agreement
C              Transition Services Agreement
D              Sub-Lease
E              Retention Letter
F              Form of Convertible Promissory Note
     ASSET  PURCHASE AGREEMENT dated as of November 30,  1998  by
and   among   LZR  Electronics,  Inc.,  a  Maryland   corporation
("Seller"), Shimon Eliezer ("Eliezer") and Rami Loya ("Loya" and together with Eliezer, the "Shareholders") and Ault Incorporated, a Minnesota corporation ("Purchaser").

     WHEREAS, Shareholders own 100% of the outstanding voting stock of Seller;

     WHEREAS, Seller is engaged in the business of developing, manufacturing, marketing and selling power supplies (herein referred to as the "LZR Power Supply Business"); and

     WHEREAS, Shareholders and Seller wish to sell or cause to be sold to Purchaser, and Purchaser wishes to purchase from Seller, substantially all the operating assets of Seller related to the LZR Power Supply Business, upon the terms and subject to the conditions of this Agreement, including the assumption of certain specified liabilities.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows

                           ARTICLE I

              PURCHASE AND SALE OF ACQUIRED ASSETS

     1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below, and where those meanings are intended, those terms are capitalized:

          (a)    "Accounts   Payable"   means   liabilities   and
obligations  incurred in the ordinary course  of  the  LZR  Power
Supply Business determined in accordance with GAAP.

          (b) "Acquired Assets" means all the business, properties, assets, goodwill and rights of Seller used by Seller in the LZR Power Supply Business, except for the Excluded Assets (as defined herein), including, without limitation, all Intellectual Property; all Plans; all Inventory; Prepaid Expenses; all Fixed Assets; all Acquired Contracts; all Books and Records; telephone numbers; and, all other assets incidental to the LZR Power Supply Business, including all fully depreciated assets currently used or useful in conducting the LZR Power Supply Business whether or not such assets are reflected on the Seller Statement.

          (c) "Acquired Contracts" means (i) all of the Contracts which Purchaser will assume the rights and obligations under which are so designated on Schedule 3.1(h) and (ii) as of the Closing Date, all purchase orders for products and services not delivered or rendered as of the Closing Date related to the LZR Power Supply Business.

          (d) "Assumed Liabilities" the term "Assumed Liabilities" means (i) the liabilities reflected on the Seller Statement under the categories "Accounts Payable" and "Commissions" incurred in the ordinary course of the LZR Power Supply Business as and to the extent such liabilities are existing at the Closing Date, (ii) all liabilities and obligations accruing from and after the Closing Date under the Acquired Contracts, and (iii) one-half of Seller's liability for rent and pass-throughs due under the lease for Seller's principal place of business in Gaithersburg, Maryland pursuant to the lease agreement dated June 30, 1993, as amended on May 23, 1994 and March, 1996 between Seller and C.E.L. Partnership (the "Lease") to the extent Seller has any continuing liability under the Lease for the period beginning after the end of the Sublease (defined in Section 5.2(d) herein) between Seller and Purchaser; provided that Assumed Liabilities does not include any amount owed to STS International, Inc.

          (e) "Books and Records" means all of Seller's books and records relating to the Acquired Assets or the LZR Power Supply Business (other than Seller's tax returns), including without limitation, lists of customers and suppliers, and records with respect to pricing, volume, payment history, cost, inventory, machinery and equipment, mailing lists, distribution and customer lists, sales, purchasing and materials, and including any such records which are maintained on computer.

          (f)    "Commissions"  means  Seller's   liability   for
commissions on sales arising prior to the Closing Date with respect to sales of LZR power supplies determined in accordance with GAAP consistent with past practice.

          (g) "Contracts" means (i) all of Seller's interest in and to all contracts, commitments and agreements which relate to the Acquired Assets and/or the LZR Power Supply Business including agreements with suppliers, distributors, and representatives, all of which are listed on the Disclosure Schedule, and (ii) as of the Closing Date, all purchase orders for products and services not delivered or rendered as of the Closing Date.

          (h)  "Excluded Assets" means all of the following:

               i. Seller's cash and cash equivalents on hand or in banks; and

               ii. Seller's accounts receivable arising from sales of products or services to customers in the ordinary course of Seller's business prior to the Closing Date ("Accounts
Receivable"); and

               iii. All of Seller's assets not directly or indirectly related to the LZR Power Supply Business; and,

               iv. All of the corporate records of Seller, including, without limitation, the minute books, stock ledgers, tax returns and all business records and files related solely to the Excluded Assets; and,

               v.   Vehicles; and,
               vi.  Leasehold improvements; and

               vii. PUP project inventory and PUP contracts related to sales to STS International; and

               viii.      Obsolete Finished Goods  Inventory  and
Obsolete Raw Materials Inventory as defined in Section 3.1(j).

          (i)   "Fixed  Assets"  means all of  Seller's  tangible
assets which are related to the LZR Power Supply Business (other than Inventory), including, but not limited to furniture, fixtures, machinery, equipment, tooling, computers and the software utilized therewith whether owned by Seller or licensed from others, including fully depreciated assets which may not be reflected under the category "Fixed Assets" on the Seller's Statement, and specifically including, but not limited to, the items listed on Schedule 1.1(i).

          (j)    "GAAP"   means  generally  accepted   accounting
principles.

          (k) "Intellectual Property" means all patents, patent applications, copyrights, trademarks, trade names other than "LZR Electronics," assumed names, trade secrets, licenses, and know how, utilized by Seller solely in the operation of the LZR Power Supply Business."

          (l) "Inventory" means all of Seller's parts, supplies, raw materials, work in process, finished goods and goods held for sale related to the LZR Power Supply Business .

          (m) "Inventory Value" means the value of the Inventory as of the Closing Date, determined in accordance with GAAP and applying the valuation methodologies described in Section 3.1(j).

          (n) "Liabilities and Obligations" means any indebtedness, claim, obligation or liability of any kind or nature whatsoever, whether absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued, or otherwise of Seller.

          (o) "Plans" means all plans, blueprints, designs, processes, computer programs and related documents, formulae, process sheets, drawings, instructions, machine manuals, any non-expired warranties and guarantees, and similar items used or required by Seller the LZR Power Supply Business, including, but not limited to, those items used in production of products, relating to equipment and its operation, except those items owned by Seller's customers.

          (p)  "Prepaid Expenses" means prepaid expenses incurred
in   the  ordinary  course  of  the  LZR  Power  Supply  Business determined in accordance with GAAP consistent with past practice.

          (q)   "Net  Fixed  Assets" means  the fixed  assets  of
Seller  on  the  books  and records of the Company  on  the  date
hereof,  net  of  accumulated  depreciation,  as  determined   in
accordance with GAAP.

          (r)  "Net Fixed Asset Value" means the value of the Net
Fixed Assets as of the Closing Date in accordance with GAAP, net of depreciation consistent with past practice.

          (s)   "Seller   Statement" means the balance  sheet  of
Seller as of October 31, 1998, a copy of which is attached hereto.

     1.2 Purchase and Sale of the Acquired Assets. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered to Purchaser, and Purchaser agrees to purchase, on the Closing Date (as defined in Section 2.1), all the Acquired Assets. Except as expressly provided in Section 1.3(a), Purchaser shall acquire the Acquired Assets free and clear of all Obligations and Liabilities.

     1.3  Assumption of Certain Liabilities.

          (a) Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser shall execute and deliver to Seller on the Closing Date an agreement pursuant to which Purchaser shall assume and agree to pay, perform and discharge, and to indemnify Seller and its affiliates against and hold them harmless from all obligations and liabilities of Seller existing on the Closing Date which are Assumed Liabilities.

          (b) All Other Liabilities Excluded. Purchaser will have no responsibility for, and Seller and the Shareholders, jointly and severally, agree to indemnify and hold Purchaser harmless from, any Liabilities and Obligations of Seller of any nature whatsoever which are not specifically included in the Assumed Liabilities, whether similar or dissimilar to the Assumed Liabilities, whether now existing or hereafter arising, and whether known or unknown to Purchaser or Seller, including without limitation (i) all indebtedness for borrowed money; (ii) all cost or expense arising under warranty or product liability claims related to power supply products manufactured by Seller prior to Closing, including products sold by Purchaser, but subject to the provisions of Section 4.8(a); and (iii) all present and future Liabilities and Obligations owed by Seller to its employees, including, but not limited to any termination payments, accrued vacation pay, unpaid wages, including such liabilities as are incurred through the Closing Date.

     1.4 Purchase Price. In payment for the Assets, Purchaser shall pay Seller on the Closing Date in accordance with Section 1.5, a purchase price equal to Three Million Eighty Thousand Eight Hundred Seventy Nine Dollars ($3,080,879) (the "Purchase Price"). The Purchase Price is subject to the Post-Closing Purchase Price Adjustment, as provided in Section 1.6 and the Resale Market Price Adjustment provisions of Section 1.8.

     1.5 Payment of Purchase Price. The Purchase Price to be paid at Closing shall be as follows:

          (a) The delivery at Closing of a Convertible Promissory Note substantially in the form of Exhibit F hereto in the principal amount of Five Hundred Thousand Dollars ($500,000). The Promissory Note shall be convertible into shares of Purchaser Common Stock ("Ault Shares") For purposes of determining the number of Ault shares into which the Promissory Note will be convertible, the value of each Ault share for purposes of the conversion shall be calculated by (i) determining the mean between the high and low sales price of Ault common stock as reported on the NASDAQ Stock Market ("Daily Mean") for each of the trading days beginning on November 16 and ending on November 30 (the "Pre-Closing Period"); (ii) computing the average of the Daily Means for the Pre-Closing Period ("Average Value"); and (iii) multiplying the Average Value by 98% ("Purchase Value"). The total number of Ault Shares to be issued upon conversion shall be calculated by dividing 500,000 by the Purchase Value (rounding up to the next whole share); and

          (b)   The  sum of Three Hundred Fifty Thousand  Dollars
($350,000) (the "Escrow Amount") to be held in the Escrow established pursuant to Section 1.9 of this Agreement;

          (c) The balance of the Purchase Price, $2,239,879, paid in cash or wire transfer of good funds at Closing.

     1.6  Post-Closing Purchase Price Adjustment.

          (a) The Purchase Price is subject to a post-closing adjustment in an amount equal to the Post-Closing Purchase Price Adjustment. The "Post-Closing Purchase Price Adjustment" shall be equal to "Post Closing Net Operating Asset Value" minus $1,680,879. The term "Post Closing Net Operating Asset Value" for purposes of this Section 1.6 means (i) the sum of the Inventory Value, the Net Fixed Asset Value, and Prepaid Expenses at the Closing Date, minus (ii) the sum of Accounts Payable at the Closing Date and Commissions at the Closing Date.

          (b)  Determination of Adjustment Values.

               i.   Seller and Purchaser shall jointly conduct an
audit   of   all  categories  of  Acquired  Assets  and   Assumed
Liabilities, including a physical inventory of the Inventory as of the Closing Date.

               ii. Purchaser must, as soon as reasonably practicable after the Closing Date but not later than 45 days after the Closing Date, prepare a statement (the "Closing Statement") setting forth Purchaser's calculation as of the Closing Date, in reasonable detail, of all categories of Acquired Assets or Assumed Liabilities.

               iii.  Within 20 days after receipt of the  Closing
Statement, Seller must give Purchaser written notice of any exceptions to Purchaser's calculation of all relevant categories of Acquired Assets or Assumed Liabilities.

                    (1)   If Seller has not given Purchaser  such
written notice within that 20-day period, then the values set forth in the Closing Statement will be conclusive and binding on the parties.

                    (2)   If  Seller gives Purchaser such written
notice within that 20-day period, then Purchaser and Seller shall promptly endeavor to resolve any disputes. If Seller and Purchaser fail to reach an agreement with respect to such matters on or before thirty (30) days after Seller receives the Closing Statement, then, as to such matters remaining in dispute, the Seller and the Purchaser shall promptly retain an accounting firm ("Firm") acceptable to Purchaser and Seller, which has not rendered services to either Purchaser or Seller for at least three years. The Firm shall make an independent determination of any matters in dispute and deliver an opinion to Purchaser and Seller within 45 days of the Firm's retention, which determination will be conclusive and binding on the parties. All fees and expenses of the Firm must be paid by the party generally not prevailing on the issues as determined by the Firm, or if the Firm determines that neither party could be fairly found to be the prevailing party, then such fees and expenses must be paid equally Purchaser and Seller.

     1.7   Payment  of  Post-Closing Purchase  Price  Adjustment;
Adjustment of Escrow.

          (a) Positive Post-Closing Purchase Price Adjustment. If the Post-Closing Purchase Price Adjustment is greater than zero, then Purchaser shall pay Seller, within five days after final determination of the Post-Closing Purchase Price Adjustment, by a wire transfer of good funds or a cashiers check, the amount of the Post-Closing Purchase Price Adjustment.

          (b)   Negative Post-Closing Purchase Price  Adjustment.
If the Post-Closing Purchase Price Adjustment is less than zero, then Purchaser may draw from the Escrow the amount of the Post-
Closing Purchase Price Adjustment.

          (c) Adjustment of Escrow Amount. Upon completion of the Post-Closing Purchase Price Adjustment, the Escrow Account shall be adjusted by payment to Seller of any amount remaining therein in excess of Two Hundred Thousand Dollars ($200,000). The $200,000 remaining shall be held pursuant to the terms of
Section 1.9 and the Escrow Agreement pending expiration of all representations and warranties which expire one year after the Closing Date or, if later, the resolution of any claim related to such representations and warranties.

     1.8  Registration Obligation in Respect of the Ault Shares.

     Following the Closing, Purchaser shall file a Registration Statement (the "Registration Statement") under the Securities Act of 1933 with the Securities and Exchange Commission (the "SEC"), registering for resale the Ault Shares issuable upon conversion of the Promissory Note. If reasonably necessary, Purchaser shall also maintain a related "blue sky" registration in Maryland or other state agreed to by Purchaser. Purchaser agrees to file the Registration Statement within fifteen (15) days of the Closing Date. Purchaser agrees to use its best efforts to have the Registration Statement declared effective by the ninety (90) day anniversary of the Closing Date. Purchaser shall keep the Registration Statement effective until the Ault Shares can be sold under Rule 144 without being subject to any volume limitation specified therein. Purchaser shall bear all expenses and pay all fees in connection with the preparation, filing and modification or amendment of the Registration Statement.


     1.9 Escrow. The Escrow Amount shall be placed in an escrow account with Purchaser's counsel (the "Escrow") pending (i) a final audit and determination of the Post-Closing Purchase Price Adjustment following Closing and (ii) expiration of all representations, warranties and covenants. The Escrow Amount will be subject to adjustment as provided in Section 1.7(c). Funds deposited in escrow shall be subject to the terms of the Escrow Agreement attached hereto as Exhibit A.

     1.10 Allocation of Purchase Price. The allocation of the Purchase Price for tax purposes will be determined by mutual agreement of the Buyer and Seller following the completion of the post closing purchase price adjustment described in Sections 1.6 and 1.7 of this Agreement and upon reaching agreement of the allocation of the Purchase Price, such agreement will be set forth in a written schedule which shall be incorporated by reference into this Agreement as Schedule 1.10. It is further agreed that the allocation of the consideration to the Assets as set forth in Schedule 1.10 will be binding on Seller and Purchaser for federal and state income tax purposes and will be consistently so reflected by Purchaser and Seller on their respective federal and state income tax returns. If agreement cannot  be  reached with respect to allocation  of  the  Purchase
Price for tax purposes, $1.4 million will be allocated to goodwill (including not more than $10,000 to the Noncompetition Agreement to be signed by the Shareholders and Seller) and the balance of the purchase price shall be allocated to the Acquired Assets as determined by the Firm.

                           ARTICLE II

                          THE CLOSING

     2.1 Closing Date. The closing of the sale and transfer of the Acquired Assets (hereinafter called the "Closing") shall take place at the offices of West & Feinberg, P.C. at 10:00 a.m. on December 1, 1998, or at such other time, date and place as shall be fixed by agreement among the parties hereto (such date of the Closing being hereinafter referred to as the "Closing Date").

     2.2.  Transactions To Be Effected at the  Closing.   At  the
Closing:

          (a) Seller's Deliveries. On the Closing Date, subject to the terms and conditions set forth in this Agreement, Seller shall make the following deliveries:

               i.     A   Bill  of  Sale  in  a  form  reasonably
acceptable to Purchaser, and other instruments of conveyance reasonably requested by Purchaser, duly executed by Seller;

               ii. Assignments of all Intellectual Property reasonably requested by Purchaser;

               iii. A UCC, tax and judgment search showing all liens of record and on file against the Seller's assets dated no earlier than five (5) business days prior to the Closing Date, together with appropriate releases or termination statements for any security interest in the Assets;

               iv. A certificate of the Secretary of Seller, certifying a copy of the resolutions of Seller's Board of Directors and Shareholders which authorize the execution, delivery and performance of this Agreement as having been duly adopted and as being in full force and effect on the Closing Date.

               v. A Noncompetition Agreement, substantially in the form of Exhibit B (the "Noncompetition Agreement"), duly executed by Seller and the Shareholders;

               vi. The Sublease referred to in Section 5.2(d) duly signed by Seller;

               vii.   Employment   and/or  Retention   Agreements
referred to in Section 5.2(e);

               viii.      The  legal opinion of Seller's  counsel
described in Section 5.2(j);

               ix.   The  Escrow Agreement referred to in Section
1.9 duly signed by Seller;

               x.      The    Transition    Services    Agreement
contemplated by Section 4.8(f) of this Agreement duly signed by Seller; and

               xi. All other items or documents reasonably requested by Purchaser or its counsel.

          (b)  Purchaser's  Deliveries.   On  the  Closing  Date,
               subject to the terms and conditions set forth in this Agreement, Purchaser must make the following deliveries:

               i.   Payment of the Purchase Price as provided  in
                    Section 1.5;

               ii. The Noncompetition Agreement, duly executed by Purchaser;

               iii. An Assignment and Assumption Agreement in a form reasonably acceptable to Seller, duly executed by Purchaser;

               iv. A certificate of the Secretary of Purchaser, certifying a copy of the resolutions of Purchaser's board of directors which authorize the execution, delivery and performance of this Agreement as having been duly adopted and as being in full force and effect on the Closing Date;

               v. The Sublease referred to in Section 5.2 duly signed by Purchaser;

               vi.  The  Escrow Agreement referred to in  Section
                    1.9 duly signed by Purchaser;

               vii. The legal opinion of Purchaser's counsel referred to in Section 5.3(d) of this Agreement;

               viii. Payment or provision for payment of the sales tax attributable to the purchase of assets hereunder;

               ix. The Transition Service Agreement contemplated by Section 4.8(f) of this Agreement duly signed by Purchaser; and

               x. All other items or documents reasonably requested by Seller or Seller's counsel.


                          ARTICLE III

                 REPRESENTATIONS AND WARRANTIES
               OF THE SELLER AND THE SHAREHOLDERS

     3.1 Representations and Warranties of the Seller and the Shareholders. The Seller and the Shareholders hereby jointly and severally represent and warrant to and agree with the Purchaser as follows, unless otherwise provided in the schedules attached hereto (collectively the "Disclosure Schedules"):

          (a) Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Maryland. The Seller has full corporate power and authority to conduct its business as now conducted and to own and operate the assets and properties now owned and operated by it; and is duly qualified to do business and is in good standing in each jurisdiction wherein the conduct of its business or the ownership of its assets and properties requires such qualification.

          (b) Authority and Compliance. The Seller and the Shareholders each have full power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby. This Agreement has been duly authorized by all necessary corporate and Shareholder action and this Agreement has been duly executed and delivered by the Seller and the Shareholders and constitutes the legal, valid and binding obligation of the Seller and the Shareholders, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by the Seller or the Shareholders nor the consummation and performance of the transactions contemplated hereby (i) will conflict with or violate the articles of incorporation or by-laws (or other governing instrument) of the Seller or any agreement to which the Shareholders or the Seller is a party or by which any one of them is bound, or any federal, state, local or other governmental law or ordinance or (ii) will require the authorization, approval or consent by, or any notice to or filing with, any third party.

          (c) Financial Statements. The Seller Statement and the related statements of income, retained earnings and cash flows for the fiscal years or other periods then ended listed on
Schedule 3.1(c) and delivered to the Purchaser, present fairly and accurately the financial position and assets and liabilities of the LZR Power Supply Business as of such dates, and the results of the LZR Power Supply Business's operations for the fiscal years or other periods then ended, in conformity with generally accepted accounting principles applied on a consistent basis. All references in this Agreement to the "Balance Sheet Date" shall refer to October 31, 1998.

          (d) Liabilities. As of the date of this Agreement, Seller is not subject to and does not have any Liabilities and Obligations, except as disclosed in the Seller Statement, and except for such Liabilities and Obligations as have arisen in the ordinary course of business of Seller since the date of said Seller Statement, none of which newly arisen Liabilities and Obligations have a material adverse effect upon the Assets, or Seller, its organization, business, properties or financial condition.

          (e) No Material Change. Since the Balance Sheet Date, there has not been (a) any adverse change in any of the Acquired Assets, the operations, or condition (financial or otherwise) of the LZR Power Supply Business, (b) any damage, destruction or loss, whether covered by insurance or not, adversely affecting any of the Acquired Assets, the operations, or condition (financial or otherwise) of the LZR Power Supply Business,
(c) any actual or threatened trouble or disruption of the LZR Power Supply Business's relations with its agents, customers or suppliers, (d) any liability incurred with respect to the LZR Power Supply Business, other than liabilities incurred in the ordinary course of business consistent with past practice, or any lien or encumbrance discharged or satisfied with respect to the LZR Power Supply Business or any of the Acquired Assets, or any failure to pay or discharge when due any liability related to the LZR Power Supply Business or any of the Acquired Assets, (e) any sale, encumbrance, assignment or transfer of any assets or properties which would have been included in the Acquired Assets if the Closing had been held on the Balance Sheet Date or on any date since then, except in the ordinary course of business consistent with past practice, (f) any amendment or termination of any agreement, contract, commitment, lease, plan, permit, authorization or arrangement to which the Seller is or has been a party or by or to which it is or was bound or entitled, or any cancellation, modification or waiver of any substantial debts or claims held by it or any waiver by it of any rights of substantial value whether or not in the ordinary course of business, (g) any commitment or agreement made for capital expenditures or capital additions or betterments exceeding in the aggregate $10,000, or (h) any change in the accounts receivable collection procedures, or material change in any other accounting principles followed by the Seller or the methods of applying such principles. Since the Balance Sheet Date, the Seller has conducted the LZR Power Supply Business only in the ordinary course consistent with past practice, has not incurred any liabilities, has not entered into any transaction, contract or arrangement, or made any payment or distribution except in the ordinary course of business, consistent with past practice.

          (f) Assets and Properties. The Seller has, and at the Closing will convey to the Purchaser, good, valid and marketable title to all of the Acquired Assets, free and clear of all liens, pledges, mortgages, security interests, claims or encumbrances of any nature whatsoever, except liens for current taxes not yet due and payable. All of the Acquired Assets are in good operating condition and repair (subject only to ordinary wear and tear) and are usable in the ordinary course of the LZR Power Supply
Business consistent with their intended purpose. To the best knowledge of Sellers, Seller is not in violation of any applicable building, zoning, anti-pollution, health, safety or other law, ordinance or regulation in respect of any of its buildings, plants or structures or its operations.

          (g)   Assets  Complete,  Etc.   The  Assets  listed  on
Schedule 1.1(i) are complete in all material respects for conducting the LZR Power Supply Business. No tooling, fixtures or any manufacturing operation is located other than at the Seller's principal place of business, except that tooling which is held by third parties who perform manufacturing operations for Seller as disclosed by Seller to Purchaser. Those third parties holding the tooling ("Tooling Holders") have been paid all amounts owed to them, (other than the Accounts Payable assumed by Purchaser), or will be paid such amounts on or before Closing, so that as of the Closing, no amounts will be owed to the Tooling Holders by Seller. There are no contracts, agreements, or understanding with the Tooling Holders except as referenced on
Schedule 3.1(h). Promptly after the Closing, Seller will take such action as may be reasonably required to give Purchaser ownership and control of the tooling held by the Tooling Holders. Seller does not lease or otherwise use any property owned by third parties in its operations.

          (h) Contracts. The Schedule 3.1(h) sets forth a list, as of the date hereof, of each contract, agreement, understanding or other commitment, whether written or oral (including any and all amendments thereto), to which the Seller is a party or by which it is bound relating to the LZR Power Supply Business (collectively, the "Contracts"), described below:

               i.   contract with any employee or consultant;

               ii. contract to sell or supply special orders in excess of $10,000;

               iii.  contract to sell goods to the United  States
Government;

               iv. representative or sales agency contract or employee leasing arrangement;

               v. contract with any customer providing for a volume refund, retrospective price adjustment, price guarantee or rebate program;

               vi. commitment by the Seller to guarantee the obligations of others in connection with the LZR Power Supply
Business or commitment by others to guarantee the obligations of the LZR Power Supply Business;

               vii. equipment lease;

               viii.     real property lease;

               ix. mortgage, indenture, note debenture, bond, letter of credit agreement, loan agreement or other commitment for the borrowing or lending of money relating to the Seller;

               x. license, franchise, distributorship or other agreement, including those which relate in whole or in part to any software, technical assistance or other know-how of or used in the prior twenty-four months;

               xi. commitment or agreement for any capital expenditure or leasehold improvement in excess of $10,000; or

               xii. any contract, agreement or commitment which is material to the operations of the LZR Power Supply Business and which is not otherwise required to be disclosed herein.

True and complete copies of such Contracts have been delivered to Purchaser or will be delivered to Purchaser prior to the Closing and each Contract is a valid and binding obligation of each of the parties thereto and is in full force and effect. The Seller is not in default under any of the Contracts, and no third party is in default under any of the Contracts. The Disclosure Schedule will identify each Acquired Contract which is included in the Acquired Assets that requires any action by or on behalf of a third party to give the Purchaser all rights under such Contract following the consummation

          (i) Changes in Suppliers and Customers. Seller is not aware of any facts which indicate that any of the customers of Seller which individually have purchased Twenty-Five Thousand Dollars ($25,000) or more of Seller's products during the ten months ended October 31, 1998 intends to cease being a customer of Seller (or knows of any reason why any of such customers would not continue as a customer with Purchaser after the Closing
Date), nor is Seller aware of any facts which indicate that any supplier to Seller intends to cease doing business with Seller, (or knows of any reason any of such suppliers would not do business with Purchaser after the Closing Date), whether as a result of the transactions contemplated hereby or otherwise.

          (j) Inventory. Since the Balance Sheet Date, all acquisitions and sales by the Seller of inventory items have been made in the ordinary course of the LZR Power Supply Business consistent with past practice. Finished goods inventory has been valued using the "First-in-First-out" (FIFO) method and raw materials inventory has been valued using the average of the three most recent purchases of such raw material. Inventory as of 9/30/98 and 10/31/98 is set forth of Schedule 3.1(j). The inventory purchased pursuant to this Agreement (the "Purchased Inventory") shall consist of items of a quality and quantity usable and salable in the ordinary course of the LZR Power Supply Business consistent with past practice. In determining whether particular items of inventory have been or will be included in Purchased Inventory and satisfies the representation in the preceding sentence, Obsolete Finished Goods Inventory and Obsolete Raw Materials Inventory shall not be considered Purchased Inventory. "Obsolete Finished Goods Inventory" is defined as finished products which were not sold in the immediately  preceding  last 12 months  and  have  little  or  no probability of being sold over the next 12 months; provided further that if the finished products inventory level of an item on hand is higher than the quantity of such item sold in the last 12 months and the probability of selling more than that which was sold in the last 12 months is minimal, then the amount of inventory of such item on hand will be reduced to that which has been sold in the last 12 months and the quantity over the last 12 months sales will be considered obsolete; provided further, however, that products that require plug change or minor changes in order to be sold will not be considered Obsolete Finished Goods Inventory. "Obsolete Raw Materials Inventory" is defined as materials that were not used in the immediately preceding 12 months and which have a minimal probability of being used over the next 12 months. In assessing whether raw materials or finished goods are considered obsolete, it is assumed there will not be any major change in the manner of conducting the LZR Power Supply Business in the future as compared to the manner in which it has been conducted during the 12 months preceding the Closing with respect to such matters as discontinuing product lines, diverting orders to other products and sales and marketing initiatives.

          (k) Legal Proceedings; Compliance with Law. There are no disputes, claims, actions, suits or proceedings, arbitrations or investigations pending or threatened against or affecting the Seller or the Acquired Assets. Neither the Shareholders nor the Seller has any knowledge of any state of facts that might reasonably form the basis of any claim, liability or litigation against the Seller or affecting the Business or the Acquired Assets. The conduct of the LZR Power Supply Business by the Seller, and its use of the Acquired Assets, are in compliance with all applicable federal, state, local or other governmental laws, ordinances, codes, rules and regulations. The Seller owns or possesses in the operation of the LZR Power Supply Business all franchises, licenses, permits, consents, approvals, rights, waivers and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted; the Seller is not in default, nor has it received any notice of any claim or default, thereunder or any notice of any other claim or proceeding or threatened proceeding relating thereto; and neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent thereunder or have any material adverse effect thereon. No representation is made by Seller or Shareholders with respect to the effect of the transactions contemplated by this agreement on the foregoing matters following Closing.

          (l) Intellectual Property. In addition to the trade name "LZR Electronics" which is not included in the Acquired Assets, the Business utilizes the Intellectual Property set forth on Schedule 3.1(l). To the best knowledge of Seller and Shareholders, the Seller does not infringe upon or unlawfully or wrongfully use any Intellectual Property owned or claimed by any other person or entity. The Seller is not in default under, and has not received any notice of any claim of infringement or any other claim or proceeding relating to any of the Intellectual Property. Except as set forth above, no present or former employee of the LZR Power Supply Business and no other person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any of the Intellectual Property, or in any application therefor, which the Seller owns, possesses or uses in its operations as now or heretofore conducted.

          (m)  Labor and Employment Matters

               i. No employees of the Seller are represented by a labor union and the Seller is not a party to and does not have any obligation under any collective bargaining agreement.

               ii.    There   are   no  pending   or   threatened
representation campaigns, elections or questions concerning union representation involving any employees of the Seller.

               iii. The Seller has no knowledge of any efforts of any labor union to organize any employees of the Seller nor of any demands for recognition or collective bargaining, nor of any labor disputes, strikes or work stoppages of any kind, or threats thereof, by or with respect to any employees of the Seller and no such activities occurred during the twenty-four (24) month period preceding the date hereof.

               iv. With respect to any employees other than clerical or production employees, Seller is not aware that any employees of Seller intend to cease their employment with Seller, whether as a result of the transactions contemplated hereby or otherwise, within the next six (6) months.

          (n) Benefit Plans. Set forth on Schedule 3.1(n) the name and current salary of each employee of the Seller and an accurate list or description of all employee benefit plans maintained by the Seller (the "Employee Benefit Plans"). Except as disclosed on the Disclosure Schedule, no Employee Benefit Plan is subject to the Employment Retirement Income Security Act of 1974, as amended ("ERISA") and no pension plan is or since 1977 has been sponsored or maintained by the Seller for the benefit of its employees. The Seller has no liability, actual or contingent, with respect to any plan that is (a) a defined benefit pension plan subject to Title IV of ERISA, (b) a multi-employer pension plan, as that term is defined in section 4001(a)(3) and 3(37) of ERISA, (c) a plan providing health or medical benefits to retired employees of the Seller or (d) a welfare benefit fund under section 419 of the Internal Revenue Code.

          (o)  Environmental Matters.

               i.     For   purpose   of  this  Section   3.1(o):
"Environmental Laws" as used herein means all Federal, state, and local laws, regulations, orders, permits, ordinances or other requirements concerning or related to the protection of human health, safety, and the environment, all as may be amended from time to time.

     "Hazardous Substances" as used herein means any hazardous or toxic substance, materials, chemical, pollutant, contaminant or waste as those terms are defined under any applicable Environmental Laws (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. ("CERCLA") and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. ("RCRA") and any solid wastes, polychlorinated biphenys, urea formaldehyde, asbestos, radioactive materials, radon, explosives, petroleum products and derivatives or constituents of the above.

     "Environmental Claim" shall mean any investigation, notice, violation, demand allegation, action, suit injunction, judgments, order, consent, decree, penalty, claims, cost recovery, actions, environmental or other liens, lawsuits or proceedings (including any regulatory or governmental actions) arising (a) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Substance, (c) from any abatement, removal, corrective action, or other response action in connection with a Hazardous Substance, Environmental Law or requirement of any governmental authority, of (d) from any actual or allege damage, injury, threat or harm to health, safety, property, natural resources or the environment.

               ii. Except as set forth on a disclosure schedule, Seller represents and warrants as follows:

                    (1)   At all times during their ownership  or
operation by Seller, Seller's Business, all real property used in the Business, and the Acquired Assets have been operated in compliance with all applicable Environmental Laws.

                    (2) Seller has obtained all permits, licenses, certificates of compliance, approvals and other authorizations (collectively "Permits") necessary for operation of Seller's Business, all real property used in the Business, and Seller has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws. Seller has disclosed and delivered to Purchaser copies of all Permits, all environmental reports and other investigations which Seller has obtained or ordered with respect to Seller's Business, all real property used in the Business and the Acquired Assets.

                    (3) Seller has not, and has no knowledge of any other person who has, caused any release, threatened release or disposal of any Hazardous Substance at any real property used in the Business ; to Seller's knowledge, the real property used in the Business is not affected by any release, threatened release or disposal of any Hazardous Substance originating or migrating from any other property.

                    (4) To the best knowledge of Seller and Shareholders, the real property used in the Business does not contain any (1) asbestos, (2) landfills or dumps, or (3) Hazardous Substances regulated under Environmental Laws; no real property used in the Business is listed or proposed for listing on the National Priorities List (NPL) promulgated under Federal Environmental Laws or any similar state-listed superfund sites.

                    (5)   Seller  has not owned or  operated  any
above ground or underground storage tanks in connection with the Business, the real property used in the Business or the Acquired
Assets.

                    (6) Seller has not generated, placed, handled, treated, stored, transported or disposed of, released, spilled, emitted or discharged any Hazardous Substance from, upon, within, below, into or on the real property used in the Business or the Acquired Assets.

                    (7) Seller has no liability for response or corrective actions pursuant to Environmental Laws and Seller is not subject to, has no notice or knowledge of and is not required to give notice of any Environmental Claim involving the Seller, the Business or the real property used in the Business; to the best of Seller's knowledge, there are no conditions or occurrences at the real property used in the Business caused by Seller or any third party which could form the basis for any Environmental Claim against Seller of the real property used in the Business.

                    (8)   No  expenditure will be  required  with
respect to the real property used in the Business or the Acquired
Assets  in  order for Purchaser to comply with any  Environmental
Laws in effect at the time of Closing.

          (p) Plans. The Plans relating to products produced by Seller are complete and of such quality that competent personnel by use of such Plans can produce, manufacture and assemble such products so that they meet the specifications and requirements applicable thereto.

          (q) Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any federal or state governmental body is required to be made or obtained by the Seller or the Shareholders or the consummation of the sale of the Acquired Assets to the Purchaser.

          (r) Other Consents. No consent of any natural person, corporation, partnership, proprietorship, association, trust or other legal entity is required to be obtained by the Seller or the Shareholders to the execution, delivery and performance of this Agreement or the consummation of the sale of the Acquired Assets to the Purchaser, including without limitation, consents from parties to leases or other Contracts.

          (s) Undisclosed Liabilities. The Seller has no direct or indirect liability, indebtedness, obligation, expense, claim, deficiency, guaranty of any obligation of any person or entity or endorsement by any person or entity (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, matured, unmatured or other ("Liabilities"), except:

               i. those Liabilities adequately and specifically set forth or reserved for on the Seller Statement and not heretofore paid or discharged;

               ii. those Liabilities arising in the ordinary course of business consistent with past practice under any Contract specifically disclosed in the Disclosure Schedule to this Agreement or not required to be disclosed therein because of the type, term or amount involved;

               iii. those Liabilities incurred, consistent with past business practice, in the ordinary course of business since the date of the Seller Statement and not heretofore paid or discharged.

          (t) Transactions with Affiliates. Other than (a) the lease for the principal offices of the Seller, the lessor of which is an entity in which the Shareholders hold a minority interest, and (b) transactions with LZR Far East Company, Ltd. all of which occurred prior to 1998 and which do not constitute a material part of the operations prior thereto, neither the Seller, nor any affiliate of the Seller, nor any director or officer of the Seller or any member of his or her immediate family, owns or has a controlling ownership interest in any corporation or other entity that is a party to any Contract or material business arrangement or relationship with respect to the business of the Seller. All disclosed transactions between the Seller or an affiliate of the Seller have been on substantially the same terms and conditions as similar transactions between non-affiliated parties and are properly recorded on the books and records of the Seller.

          (u) Books of Account. The books, records and accounts of the Seller accurately reflect in reasonable detail the transactions and the assets and liabilities of the Seller. The Seller has not engaged in any transaction, maintained any bank account or used any funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business.

          (v) Backlog. Seller's backlog of orders believed to be firm at October 31, 1998 is $1,631,069.

          (w) Disclosure. No representation or warranty hereunder or information contained in any Schedule or any certificate, statement or other document delivered by the Seller or the Shareholders in connection herewith contains any untrue statement of fact or omits to state a fact necessary in order to make the statements contained therein or herein not misleading. There is no fact known to the Seller or the Shareholders which might materially and adversely affect the Business, Acquired Assets, Assumed Liabilities, financial condition, results of operations or prospects of the Business, which has not been disclosed to or was previously known by the Purchaser.

     3.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to, and agrees with, Seller as follows

          (a) Organization, Good Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby.

          (b) Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and its shareholders. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not (i) violate any law, (ii) conflict with any provision of the certificate of incorporation or By-laws of Purchaser or (iii) require the consent, approval, order or authorization of, or the registration, declaration or filing with, any governmental entity or other person.

                           ARTICLE IV

                           COVENANTS

     4.1 Covenants of Seller Relating to Conduct of Business. During the period from the date of this Agreement and continuing until the Closing, Seller agrees for the benefit of Purchaser that, except as expressly provided by this Agreement or to the extent that the other party shall otherwise consent in writing:

          (a) Ordinary Course. The LZR Power Supply Business shall be carried on and the Acquired Assets shall be operated in the usual, regular and ordinary course in substantially the same manner as heretofore and Seller shall use all reasonable efforts to preserve intact the present organization of the LZR Power Supply Business, keep available to the LZR Power Supply Business the present services of its officers and employees and preserve its relationships with customers, suppliers and others having dealings with Seller related exclusively to the LZR Power Supply Business to the end that its goodwill and the ongoing business of the LZR Power Supply Business shall be unimpaired at the Closing.
          (b) No Dispositions. Seller shall not sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, or permit the sale, lease or other disposition of any interest in Seller or in any of the Acquired Assets, except for sales of inventory in the ordinary course of business consistent with prior practice.

          (c)    Material  Transactions.   Except  as   otherwise
provided in this Agreement, Seller shall not:

               i. enter into any agreement (other than in the ordinary course of business) materially affecting or in any way pertaining to the Acquired Assets or Seller's LZR Power Supply Business; including, without limitation, (A) the incurrence of, or commitment to incur, any capital expenditures with respect to Seller's Business in excess of Five Thousand Dollars ($5,000) in the aggregate, or (B) the incurrence of any indebtedness;

               ii.   make  or  permit  any  material  change   in
practices of Seller with respect to the manner and timing of payment of trade and other payables;

               iii.  make  or  permit  any  material  change   in
practices   of   Seller  with  respect  to  the   collection   of
receivables;

               iv. make or permit any declaration, making or payment of any dividend of other distribution of non-cash assets of Seller which are included in the Acquired Assets to any shareholder or affiliate of Seller; or

               v. make or permit any other change that could be reasonably expected to have a material adverse effect upon the business, assets, condition (financial or otherwise), operations, results of operations or prospects of the LZR Power Supply Business.

          (d) Other Actions. Seller shall not take any action that would or might result in any of the representations and warranties of Seller set forth in this Agreement becoming untrue or in any of the conditions of the Closing set forth in Article V not being satisfied.

     4.2    Access  to  Information.   Seller  shall  afford   to
Purchaser   and  Purchaser's  accountants,  counsel   and   other
representatives reasonable access during normal business hours during the period prior to the Closing to all Seller's properties, books, contracts, commitments, tax returns and records and, during such period shall furnish promptly to Purchaser any information concerning its business, properties and personnel related exclusively to the Business as Purchaser may reasonably request.

     4.3 Legal Conditions to Closing. Each of Purchaser and Seller will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Closing and will promptly cooperate with and furnish information to each other in connection with any such legal requirements. Each of Purchaser and Seller will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any person, required to be obtained or made by it in connection with any of the transactions contemplated by this Agreement.

     4.4  Indemnification.

          (a) Seller hereby agrees to indemnify Purchaser and its affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from any loss, liability, claim, deficiency, damage or expense (including reasonable legal fees and expenses), as incurred (payable quarterly upon written request), for or on account of or arising from or in connection with or otherwise with respect to (i) any and all liabilities and obligations of Seller, contingent or otherwise, that are not assumed and agreed to be paid by Purchaser pursuant to Section
1.3 of this Agreement, including, without limitation, all liabilities and obligations of Seller and any of Seller's affiliates for any and all state or federal taxes payable by Seller; and (ii) any representation or warranty contained herein as of the date hereof or as of the Closing shall be untrue or Seller shall breach any covenant contained in this Agreement or in any agreement related hereto.

          (b)   Purchaser hereby agrees to indemnify  Seller  and
its officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any loss, liability, claim, deficiency, damage or expense (including reasonable legal fees and expenses), as incurred (payable quarterly upon written request), for or on account of or arising from or in connection with or otherwise with respect to
(i) any and all liabilities and obligations of Seller, that are expressly assumed and agreed to be paid by Purchaser pursuant to
Section 1.3 hereof, and (ii) any representation or warranty contained herein as of the date hereof or as of the Closing shall be untrue or Purchaser shall breach or covenant of Purchaser contained in this Agreement or in any agreement related hereto.

          (c) In order for a party (the "indemnified party"), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the indemnified party (a "Third-Party Claim"), such indemnified party must notify the indemnifying party in writing of the Third-Party Claim within a reasonable time after receipt by such indemnified party of written notice of the Third-Party Claim. Thereafter, the indemnified party shall deliver to the indemnifying party, within a reasonable time after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.

          (d)   If  a  Third-Party  claim  is  made  against   an
indemnified  party, the indemnifying party will  be  entitled  to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party elects to assume the defense of a Third-Party Claim, the indemnified party will (i) cooperate in all reasonable respects with the indemnifying party in connection with such defense, (ii) not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the indemnifying party's prior written consent and (iii) agree to any settlement, compromise or discharge of a Third-Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third-Party Claim and which releases the indemnified party completely in connection with such Third-Party Claim. In the event the indemnifying party shall assume the defense of my Third-Party Claim, the indemnified party shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the indemnifying party does not assume the defense of any such Third-Party Claim, the indemnified party may defend the same in such manner as it may deem appropriate, including but not limited to settling such claim or litigation after giving notice to the indemnifying party of such terms, and the indemnifying party will promptly reimburse the indemnified party upon written request for all cost, expense (including reasonable attorneys' fees), loss, liability or damage incurred and paid by the indemnified party in connection with such claim.

          (e) Notwithstanding the foregoing, (i) no party to this Agreement shall be entitled to indemnification pursuant to this Section 4.4 until the aggregate amount for which indemnification is sought exceeds $35,000, (ii) any claim for indemnification must be made on or prior to the one year anniversary of the Closing Date; and (iii) Purchaser may not assert any claim to the extent that the amount claimed exceeds twenty percent (20%) of the Purchase Price; provided, however, that the limitations contained in the foregoing clauses (i), (ii) and (iii) shall not apply to (A) claims based upon the Post-Closing Purchase Price Adjustment under Section 1.6; (B) claims for indemnification based on fraud or intentional misrepresentation; or, (c) Seller's representations contained in
Section 3.1(a) and (b) and the first sentence of (f); provided further, the limitations of clauses (ii) and (iii) shall not apply to product liability claims arising from or related to products manufactured by Seller and asserted against Purchaser.

          (f) The indemnification obligations of the parties hereunder relate to indemnification for all losses, injuries, damages, deficiencies, liabilities, obligations, costs or expenses to the respective other party or parties hereto, regardless of whether such loss, injury, damage, deficiency, liability, obligation, cost or expense arises from a third-party claim against such indemnitee or otherwise.

     4.5  Seller's Books and Records.

          (a) Except as provided in this Section, the Acquired Assets shall include all of Seller's Books and Records reasonably designated by Purchaser; provided, however, Seller shall retain all Books and Records that relate to periods before the Closing Date except for such Books and Records as shall be reasonably requested by Purchaser, and all Books and Records that pertain to Seller's corporate organization, regardless, of date.

          (b) Each of the parties hereto agrees to maintain all Books and Records in its possession relating to Seller or the LZR
Power Supply Business or the Acquired Assets for a period of seven (7) years.

          (c) If, in order properly to prepare its tax returns, other documents or reports required to be filed with any federal or state governmental entities or its financial statements, it is necessary that any party hereto be furnished with additional information relating exclusively to the Acquired Assets or any other party and such information is in such other party's possession, the party in possession of that information will use all reasonable efforts to furnish such information to the requesting party.

     4.6 Confidential Information. Purchaser will maintain strict confidentiality of all information concerning Seller which is obtained pursuant to this Agreement (the "Confidential Information") and will not permit any Confidential Information to be used other than in connection with the transactions contemplated by this Agreement.

     4.7 Additional Agreements. Seller will use all reasonable efforts to facilitate and effect the implementation of the transfer of the Acquired Assets to Purchaser and, for such purpose but without limitation, Seller promptly will at and after the Closing Date execute and deliver to Purchaser such assignments, deeds, bills of sale, consents and other instruments necessary to effect the transfer of the Acquired Assets to Purchaser as contemplated hereby, as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

     4.8  Post-Closing Covenants.

          (a) Warranty and Customer Service. Notwithstanding the provisions of Section 1.3(b)(ii), Purchaser agrees to provide ordinary and customary customer service with respect to warranty claims made on products manufactured by Seller whether sold by Seller or Purchaser. In this connection Purchaser agrees that in determining whether or not to honor warranty claims made with respect to products manufactured by Seller that it will apply the terms of the Seller's warranty, a copy of which is attached as
Schedule 4.8. Further, Purchaser agrees that before shipping any products manufactured by Seller or Seller's subcontractors prior to Closing, Ault will inspect such products based upon MIL STD 105D. The Seller shall indemnify Purchaser for any cost incurred in providing such customer services, subject to the provisions of
Section 4.4.

          (b) Further Assurances. On the Closing Date, and from time to time thereafter, at the request of Purchaser, Seller will execute and deliver to Purchaser all such assignments, endorsements and other documents, and take such other action as Purchaser may reasonably request in order more effectively to transfer and assign to Purchaser the Assets transferred to Purchaser pursuant to this Agreement, to confirm the title of Purchaser thereto and to assist Purchaser in exercising its rights with respect thereto and under this Agreement.

          (c) Accounts Receivable. Seller agrees that any actions taken by Seller to collect the Accounts Receivable must be taken in a manner reasonably intended to minimize problems or disruption in the ongoing customer relationships of the business of Purchaser. Purchaser and Seller will reasonably cooperate with each other in the collection of such accounts receivable.

          (d) Acquired Contracts. From and after the Closing Date, Purchaser shall perform its obligations under the Acquired Contracts in a manner which will not adversely affect Seller's ability to collect its accounts receivable applicable to such Acquired Contracts.

          (e) Action by Purchaser. Purchaser will not take or permit to be taken any action or do or permit to be done anything in the conduct of its business or otherwise, which would be contrary to or in breach of any of the terms, conditions or provisions of this Agreement, or which would cause any of the representations and warranties of Purchaser to be untrue as of the Closing Date.

          (f)  Employment Offers; Leased Employees.

               i.   Employment Offers.  Immediately following the
Closing, subject to passing any tests which Purchaser requires of all of its new employees, Purchaser shall offer to those employees listed on Schedule 4.8(f) (the "Continuing Employees") employment with Purchaser as of the Closing date, which offer, as to each employee, shall be on such terms and conditions as Purchaser in its sole discretion determines. The Continuing Employees shall receive credit following Closing for services rendered while employed by Seller prior to Closing for all purposes, including, without limitation, participation in employee benefit programs of Purchaser or any other term or condition of employment which varies with seniority. The Continuing Employees will be terminated by Seller effective as of the Closing and, concurrently, will be offered employment on the terms and conditions described above. At the Closing, Seller will treat Continuing Employees as terminated employees for purposes of paid time off and will be fully vested in amounts contributed by Seller under its Profit Sharing Plan. Purchaser will assume no cost, expense or other responsibility for any paid time off. Purchaser will assume no employment agreements. Provided that he remains employed by Purchaser as of June 1, 1999 and December 1, 1999, Seller shall pay retention bonuses to Poldi Moscovici of $4,250 and $4,250 within ten (10) days after each such date.

               ii.   Transition Services.  Seller  will  use  its
best efforts to provide Purchaser with the transition services as are reasonably requested by Purchaser for a transition period as reasonably requested by Purchaser pursuant to a form of agreement substantially similar to Exhibit C hereto. Purchaser shall reimburse Seller the full cost to Seller of providing such services, including but not limited to wages, employee benefits, payroll taxes and pension contributions by wire transfer immediately upon submission of invoices for such costs in accordance with the terms of the Leased Employee Agreement.

          (g) Post Closing Sale of Unneeded Assets. Upon expiration of the Sublease, Purchaser shall sell, and Seller shall purchase, such of the Acquired Assets as Purchaser determines in its sole discretion are not needed for the continued conduct of its business, for a total purchase price of One Dollar ($1.00). Such assets shall be conveyed to Seller in place, as is, but shall be free and clear of any liens, claims and encumbrances.

          (h) Referrals of Inquiries. For a period of two (2) years after Closing, Purchaser shall use its best efforts to refer any inquires received through the offices and phone numbers conveyed hereunder for purchases of products other than power supplies to such party as is requested by Seller.

          (i) Storage of Obsolete Inventory and Unwanted Assets. For so long as Purchaser occupies the premises currently used by Seller as its principal place of business, Purchaser shall permit Seller to store, at Seller's risk, such inventory and other assets as are currently owned by Seller and which are not purchased by Purchaser hereunder.

          (j)   Termination  of Lease.  At Closing,  the  parties
shall execute the Sub-lease attached hereto as Exhibit D. In addition, Seller shall exercise its option to terminate the lease for its current principal place of business promptly after Closing such termination to be effective at the earliest possible time. Further, the parties shall cooperate to be relieved of any obligations under the Lease for the period of time beginning six months following Closing, except that the parties shall cooperate to enable Ault to retain at its expense a portion of the current leased facilities for activities of the Continuing Employees in Gaithersburg, Maryland following the six month transition period or to find comparable space in another facility.


          (k) Product Liability. Seller shall cause it product liability insurance carrier to name Purchaser as an additional insured on any products liability insurance policy which is in effect or may be obtained after the Closing with respect to products manufactured by Seller and sold by Purchaser if and to the extent such coverage can be extended to Purchaser without additional expense to Seller or its Shareholders without reducing the amount of such insurance coverage available for Seller's benefit.


                           ARTICLE V

                      CONDITIONS PRECEDENT

     5.1 Conditions to Each Party's Obligation. The obligations of Purchaser to purchase the Acquired Assets and the obligation of Seller to sell the Acquired Assets to Purchaser shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the transfer of title to the Acquired Assets shall have been obtained or filed or shall have occurred.

          (b)    No  Injunctions  or  Restraints.   No  temporary
restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the transfer of title to the Acquired Assets shall be in effect.

          (c) No Material Adverse Change. There shall not have occurred any material adverse change in the Business, the Acquired Assets, Seller's condition (financial or otherwise), operations, results of operations or prospects.

     5.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to purchase the Acquired Assets is subject to the satisfaction on and as of the Closing Date of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Purchaser shall have received a certificate signed by a duly authorized officer of Seller to such effect.

          (b) Performance of Obligations of Seller. Seller shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed by a duly authorized officer of Seller to such effect.

          (c) Required Consents. Seller shall have delivered to Purchaser (i) duly executed assignments of all Contracts and (ii) written consents from any persons necessary to effect such assignments which consents shall provide that (A) such persons consent to the transactions contemplated by this Agreement and
(B)  such persons release any liens they may have on the Acquired
Assets.

          (d) Sublease. Purchaser and Seller shall have entered into an agreement, and said agreement shall have been consented to by the lessors of the real property, whereby, effective as of the Closing, Seller shall sublease to Purchaser for a six (6) month term all of the facilities currently occupied by Seller in Gaithersburg, Maryland, at the current rent paid by Seller and such other portions of Seller's current office space as mutually acceptable to the parties (the "Sublease").

          (e) Employee Retention. Purchaser shall have entered into employment agreements and other retention agreements in a form satisfactory to Purchaser in its sole discretion pursuant to which key employees of Seller will continue in their current positions as employees of the Purchaser following Closing for periods of time satisfactory to Purchase in its sole discretion.

          (f) Non-Competition Agreements. Purchaser shall have received a non-competition agreement from each of Seller, Eliezer and Loya in substantially the form attached hereto as Exhibit B.

          (g) Licenses, Etc. Purchaser shall have obtained any required governmental licenses, authorizations, certificates and permits required by applicable governmental authorities to permit Purchaser to acquire the Acquired Assets, to establish and operate the Business in the manner in which it wasxoperated immediately prior to the Closing and to use and occupy Seller's real property.

          (h) Releases. Purchaser shall have received releases from all holders of Seller's indebtedness for borrowed money and Seller shall have delivered to Purchaser such additional documentation (including, without limitation, UCC termination statements) in connection therewith as Purchaser shall request.

          (i) Order Backlog. Seller's backlog of orders shall be not less than $1,304,855.

          (j) Opinion of Seller's Counsel. Purchaser shall have received an opinion dated the Closing Date of West & Feinberg, PC, counsel to Seller, satisfactory to Purchaser, to the effect that:

               i.   Seller is a corporation duly organized,
validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power to own the Acquired Assets and to carry on its business related thereto.

               ii. Seller has all requisite corporate power and authority to execute this Agreement and each document of transfer contemplated hereby and the non-competition agreements referred to herein (collectively, the "Documents") and perform its obligations hereunder; the execution and delivery of this Agreement and the Documents and the transfer of title to the Acquired Assets have been duly authorized by all necessary corporate action on the part of Seller; and each of this Agreement and the Documents has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

               iii. The execution and delivery of this Agreement and the Documents by Seller, and the transfer by Seller of title to the Acquired Assets will not, (A) violate any Federal law or any law of the State of Maryland, or (B) conflict with any provision of the charter documents of Seller or result in the creation of any lien upon any of the Acquired Assets pursuant to any mortgage, indenture, lease, agreement or other instrument to which Seller is a party or by which Seller or any of its property may be bound, of which such counsel has knowledge after making inquiry with respect thereto;

               iv. Any consent, approval, order or authorization of, any registration, declaration or filing with, and any waiting period imposed by, any governmental entity under Federal law or the law of the State of Maryland, which is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the Documents by Seller or the transfer by Seller of title to the Acquired Assets, has been obtained or made or, in the case of any such waiting period, has expired, as specified in such opinion.

               v.   Such other matters incident to the
transactions contemplated by this Agreement as Purchaser or its counsel may reasonably request, including addressing the matters described in Section 7.7.

As to any matter contained in such opinion which involves laws other than Federal law or the laws of the State of Maryland, such counsel may rely upon the opinion of local counsel of established reputation reasonably acceptable to Purchaser and its counsel.

     5.3. Conditions to Seller's Obligations.  The obligations of
Seller to sell the Acquired Assets is subject to the satisfaction on and as of the Closing Date of each of the following conditions:

          (a)  Representations and Warranties.  The
representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Seller shall have received a certificate signed by a duly authorized officer of Purchaser to such effect.

          (b)  Performance of Obligations of Purchaser.
Purchaser shall have performed all obligations required to be performed by it under this Agreement prior to the Closing Date, and Seller shall have received a certificate signed by a duly authorized officer of Purchaser to such effect.

          (c) Sublease Arrangements. Purchaser and Seller shall have entered into the Sublease.

          (d) Opinion of Purchaser's Counsel. Seller shall have received an opinion dated the Closing Date of Lindquist & Vennum, PLLP, counsel to Purchaser, satisfactory to Seller, to the effect that:

               i. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby.

               ii. The execution and delivery of this Agreement and the Assumption Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and each of this Agreement and the Assumption Agreement has been duly executed delivered by Purchaser and constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

               iii. The execution and delivery of this Agreement and the Assumption Agreement by Purchaser do not, and consummation by Purchaser of the transactions contemplated hereby will not, (A) violate my Federal law or any law of the State of Minnesota or (B) conflict with any provision of the certificate of incorporation or By-laws of Purchaser

               iv. Any consent, approval, order or authorization of, any registration, declaration or filing with, and any waiting period imposed by, any Governmental Entity under Federal law or the law of the State of Minnesota which is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the Assumption Agreement by Purchaser or the consummation by it of the transactions contemplated hereby has been obtained or made, or in the case of my such waiting period has expired, as specified in such opinion.

               v.   Such other matters incident to the
transactions contemplated by this Agreement as Seller or its counsel may reasonably request.

As to any matter contained in such opinion which involves laws other than Federal law or the laws of the State of Minnesota, such counsel may rely upon the opinion of local counsel of established reputation reasonably acceptable to Seller and its counsel.


                           ARTICLE VI

                     TERMINATION AND WAIVER

     6.1. Termination. This Agreement may be terminated at any time prior to the Closing:

          (a)  by mutual consent of Purchaser and Seller;

          (b) by Purchaser if any of the conditions set forth in Sections 5.1 and 5 2 shall not have been satisfied in any material respect and shall not have been satisfied (or by its nature could not have been satisfied) on or before January 5, 1999; or

          (c) by Seller if any of the conditions set forth in Sections 5.1 and 5.3 shall not have been satisfied in any material respect and shall not have been satisfied (or by its nature could not have been satisfied) on or before January 5, 1999.

     6.2 Return of Documents. Upon the termination of this Agreement pursuant to Section 6.1, Purchaser will cause the return to Seller all written data, samples and other tangible property concerning Seller obtained by Purchaser pursuant to or in connection with this Agreement.

     6.3 Extension; Waiver. At any time prior to the Closing, the parties hereto, by action taken by their respective Board of Directors may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in my document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                          ARTICLE VII

                       GENERAL PROVISIONS

     7.1 Notices. All notices under this Agreement must be in writing, and may be delivered by hand or sent by facsimile transmission, telex, or certified mail, return receipt requested. Notices sent by mail will be deemed received on the date of receipt indicated by the returned verification provided by the U.S. Postal Service. Notices sent by facsimile transmission or telex will be deemed received the day on which sent, and will be conclusively presumed to have been received in the event that the sender's copy of the facsimile transmission or telex contains the "answer back" of the other party's facsimile transmission or telex. Notices must be given, or sent to the parties at the following addresses:

     (a)  If to Purchaser, to:     Ault Incorporated
                                   7300 Boone Avenue North
                                   Minneapolis, Minnesota 55428
                                   Attn:  Frederick M. Green
                                   Phone:          612-493-1900
                                   Facsimile:     612-495-1911

          with a copy to:          Lindquist & Vennum P.L.L.P.
                                   4200 IDS Center
                                   Minneapolis, Minnesota 55402
                                   Attn: Richard Primuth
                                   Phone:  612-371-3260
                                   Facsimile:     612-371-3207

     (b)  If to Seller, to:        LZR Electronics, Inc.
                                   8051 Cessna Avenue
                                   Gaithersburg, Maryland  20879
                                   Attn: Rami Loya or Shimon
          Eliezer
                                   Phone:  301-921-9440
                                   Facsimile:     301-670-0436

          with a copy to:          West & Feinberg, P.C.
                                   Suite 775N
                                   4550 Montgomery Avenue
                                   Bethesda, Maryland  20814
                                   Attn:  Steven Jacobson
                                   Phone:  301-951-1500
                                   Facsimile 301-951-1525

     (c)                           If to Shareholders, to:  Rami
                                   Loya
                                   903 Willowleaf Way
                                   Potomac, Maryland 20854
                                   Phone: (301) 340-1359
                                   Facsimile: (301) 279-2596

                                   Shimon Eliezer
                                   6 Cliff Hill Ct.
                                   Rockville, MD 20854
                                   Phone: (301) 762-0068

Any party may designate any other address for notices given it under this Agreement by written notice to the other parties given at least ten (10) days prior to the effective date of that change.

     7.2. Interpretation. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". All accounting terms not defined in this Agreement shall have the meanings determined by generally accepted accounting principles.

     7.3. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     7.4. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     7.5. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland without regard to the rules or principles of any jurisdiction with respect to conflict of laws.

     7.6. Remedies Cumulative. Except as otherwise provided herein, the rights and remedies provided herein shall be cumulative and the assertion by a party of a right or remedy hereunder shall not preclude the assertion by such party of any other rights or remedies against another party provided herein.

     7.7. Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, any breach or alleged breach hereof, the making of this Agreement or fraud in the inducement, the transactions contemplated hereby, any modification or extension of this Agreement or affecting this Agreement in any way shall be resolved by arbitration in Chicago, Illinois, in accordance with the then current rules of the American Arbitration Association, by three independent and impartial arbitrators, one of whom shall be appointed by Seller and the Shareholders, one of whom shall be appointed by Purchaser, and one of whom shall be appointed by the other two arbitrators; provided however that if the parties shall agree at the time any dispute hereunder arises, only one arbitrator shall be appointed. In the event that the dispute concerns any matter involving accounting issues, at least one of the arbitrators shall be a mutually agreed upon independent certified public accountant. Notwithstanding anything to the contrary provided in this Agreement, the arbitration shall be governed by the United States Arbitration Act, 9 U.S C. 1 et seq. The decision of the arbitrators shall be binding on the parties, and judgment upon the award may be entered in any court having jurisdiction thereof. Notwithstanding anything to the contrary provided in this Section 7.7 and without prejudice to the above procedures, any party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if in such party's sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

     7.8. Confidentiality of Negotiations. The parties shall not disclose the transactions contemplated by this Agreement or issue any press release or make any public or general statements with respect to the transaction except as may be mutually agreed to or required by law. If this Agreement terminates, no party hereto shall disclose the existence of the negotiations pursuant hereto, except as may be required by law.

     7.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of purchaser. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     7.10 Expenses. Purchaser, Seller and Shareholders will each bear their respective costs and expenses incurred in connection with the transaction contemplated by this Agreement, including the fees and disbursements of all attorneys, accountants, appraisers and advisors retained by or representing them in connection with the transaction. With respect to any claim which any third party may assert against Buyer under legal theories based upon the failure to consummate or the termination of any contract which may have existed for the purchase of LZR's assets or business or upon alleged interference by Buyer with contractual relations between LZR and such third parties, LZR agrees that it shall arrange for prompt delivery to Buyer of an opinion of LZR's counsel to the effect that any such theory is not supported by applicable law or the preponderance of the evidence, and LZR further agrees that it shall defend and hold Buyer harmless in the event that any third party asserts a claim against Buyer under any such theories and, to the extent Buyer elects to be separately represented in any such litigation, LZR shall indemnify Buyer for its costs and damages onto a maximum indemnification amount of $25,000. It is the understanding of the parties that there are no brokers who will be entitled to receive any commissions with respect to the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, Seller, Shareholders and Purchaser have caused this Agreement to be signed as of the date first written above.

                                   AULT INCORPORATED


                                   By
                                   Its


                                   LZR ELECTRONICS, INC.


                                   By
                                   Its


SHAREHOLDERS:


_______________________________    ______________________________
                                   ___
Shimon Eliezer                     Rami Loya